EMPLOYMENT AGREEMENT


         This Agreement is made and entered into at Phoenix, Arizona, effective as of December 22, 1997, by and between Pacific Rim Entertainment, Inc., a Delaware corporation (hereinafter referred to as "Employer") and Michael Glynn, a resident of Pima County, Arizona (hereinafter referred to as "Employee"), whose respective addresses appear below.

         IN CONSIDERATION of the mutual promises of the parties, and other valuable consideration, the parties agree as follows:

         1.       Term.

                  The Employer does hereby employ and retain the services of Employee for a term of one (1) year commencing December 22, 1997 and ending December 21, 1998 (hereinafter "Initial Term"). The Initial Term shall be automatically extended and renewed for successive one-year periods (each year beyond the Initial Term referred to as an "Extended Term") upon such terms and conditions as are set forth within this Agreement, however, the Agreement may be terminated by either party hereto provided no less than sixty (60) days notice is given prior to the scheduled expiration of the Initial Term or Extended Term, whichever the case may be.

         2.       Duties.

                  During the term of employment, Employee shall be employed as Executive Vice-President of Employer and shall in that capacity share responsibility for the day-to-day operations of the business of Employer together with the Employer's Chief Executive Officer and Chief Operating Officer, and shall undertake whatever other tasks as shall in good faith be assigned to him by the Employer's Chief Executive Officer or by Employer's Board of Directors. Said Employee shall devote his full productive time, energies and abilities to the proper and efficient operation of the business of Employer under and in accordance with the direction of the Employer's Chief Executive Officer and Board of Directors, as may be made in good faith, notwithstanding that Employee may also serve as a Director of Employer.

         3A.      Compensation.

                  The full compensation and remuneration of Employee for the services provided for herein during each year of employment hereunder, shall be as follows:

                  a) an annual base salary in the sum of Two Hundred Thousand Dollars ($200,000), payable in monthly installments of Sixteen Thousand Six Hundred Sixty Six Dollars and 67/100 ($16,666.67), which salary if unpaid for any reason shall accrue cumulatively from month to month plus 10% interest per annum on the unpaid portion;

                  b) interim and annual bonuses in such amounts and upon such terms and conditions as may be determined by the Employer's Board of Directors from time to time; and

                  c) an annual cost of living increase of five percent (5%) of the preceding year's annual base salary.

                  d) Common Stock Options (the "Employment Options") to purchase an aggregate of One Hundred Thousand (100,000) Options, one-half (/ /) of which (50,000 Options) shall be subject to vesting pursuant to the provisions of section 2.3(i), and one-half (/ /) (50,000 Options) shall be subject to vesting pursuant to the provisions of 2.3(ii) of that certain Option to Purchase Common Stock of Pacific Rim Entertainment, Inc. ("Option Agreement"), a true copy of which Option Agreement has been delivered to Employee, and a true copy of which is attached hereto as Exhibit "A"; and Employee is subject to and agrees to be bound by all of the terms, conditions and provisions of said Option Agreement as though Employee were named therein as "Holder", and the issuance of options to Employee is fully conditioned upon the issuance thereof to the Holder subject to all contingencies stated in said Option Agreement.

                  e) 200,000 shares of Employer's common stock (the "Employment Shares"), one half (/ /) of which shall vest and be delivered to Employee at the end of Employee's first complete annual anniversary of employment with Employer and one-half (/ /) of which shall vest and be delivered to Employee at the end of Employee's second complete annual anniversary of employment with Employer.

                  f) Notwithstanding anything to the contrary contained herein, in the event that Employees' employment is terminated hereunder at any time prior to the first annual anniversary of employment with Employer, for any reason other than those reasons identified within paragraph 5(c) hereafter, then, and in that event, upon the first annual anniversary of employment, notwithstanding any prior termination in accordance with the terms identified above, Employee shall vest in that number of Employment Options and Employment Shares as he would have been entitled to had he otherwise remained an employee through the first annual anniversary of employment.

                  g) In the event that Employee remains employed by Employer beyond the first annual anniversary of employment, and his employment is terminated hereunder at any time prior to the second annual anniversary of employment with Employer, for any reason other than those reasons identified within paragraph 5(c) hereafter, then, and in that event, upon the second annual anniversary of employment, Employee shall vest in and to that number of Employment Shares and Employment Options as he would have otherwise be entitled had he remained employed through the second annual anniversary of employment with Employer.

         3B.      Severance Arrangements.

                  If for any reason other than those reasons identified within paragraph 5 and paragraph 10 of this Agreement, Employee's employment is terminated by Employer prior to the second annual anniversary of employment, then, and in that event, Employee shall be entitled to continue to receive the salary payments and other covered benefits provided for in this Agreement, as severance benefits and in complete settlement of all amounts due hereunder, for the longer of: (i) the scheduled expiration of the current term of employment, or (ii) 6 months.

         4.       Fringe Benefits.

                  a) Employee shall be entitled, subject to the terms and conditions of particular plans and programs adopted by the Board of Directors, to all fringe benefits afforded to other senior executives of the Employer, including but not by way of limitation, the right to participate in any pension, stock option, retirement, major medical, group health, disability, accident and life insurance, and other employee benefit programs made generally available, from time to time, by the Employer.

                  b) During the term of this Agreement, Employer shall include Employee and his family in family health insurance coverage provided for executive level employees of Employer, and shall pay one hundred percent (100%) of all health insurance premiums.

                  c) As additional salary, Employer shall reimburse Employee for Employee's entire monthly premium cost to purchase a disability insurance policy, if available on terms deemed by Employer to be commercially reasonable, that shall pay to Employee the sum of $10,000 per month until age sixty-five
(65), in the event of Employee's disability as defined in said policy.

         5.       Termination.

                  Employer shall have the right to terminate this Agreement by thirty (30) days written notice after which such termination, Employer shall have no further obligations hereunder other than the payment of accrued base salary and reimbursement of accrued expenses, upon the occurrence of any of the following events or circumstances:

                  a)       death of Employee;

                  b) if Employee is unable, for reasons of illness, disability or similar causes, to carry out or perform the duties required of him hereunder continuously for three (3) months or intermittently for an aggregate of one hundred twenty (120) days in a calendar year during the term of this Agreement; or

                  c) if Employee is terminated for "cause" for any of the following events: (i) any act or omission perpetrated as the result of gross negligence or with intent to harm the Employer or Osage or any of its affiliates, or the business of either; (ii) commission of a felony for which Employee is convicted by a court of law; (iii) perpetration of a dishonest act or a common law fraud against the Employer or Osage, or any of its affiliates, found by a court of law; (iv) the continued refusal to follow the directives of the Board of Directors Employer or Osage which are made in good faith and not contrary to law; (v) if Employee has so conducted himself (whether in connection with his employment or otherwise) as to render Employee unfit to serve as an officer or a trusted employee of Employer or Osage or has violated or broken any of the covenants or obligations imposed on Employee by the Agreement; and

                  d) in the Event of termination for cause, Employer shall give Employee prompt notice of the facts or circumstances constituting same and a period of sixty (60) days in which to cure, rectify or reverse such facts of circumstances, if applicable, and to present evidence to the Board of Directors in mitigation thereof.

         6.       Discoveries and Inventions.

                  Employee, in partial consideration of his employment and salary to be paid to him, hereby agrees to disclose promptly to Employer, or any subsidiary, parent, or affiliated company or its nominees, each and every discovery, improvement and/or invention made, conceived and/or developed by him whether during working hours or otherwise, during the entire period of his said employment, which discoveries, improvements and/or inventions are capable of use in any way in connection with the business of the Employer and for the same consideration, Employee does hereby grant and convey to Employer or its nominee, the entire right, title and interest, domestic and foreign, or such lesser interests as such Employer at its option in any particular case may choose to accept, in and to reach or all of said discoveries, improvements and/or inventions; and he does further agree to sign all applications for patents or copyrights, and to execute and deliver all assignments and other documents, and to perform all acts and do all things necessary to make this Agreement and the said grant and conveyance effective with respect to particular discoveries, improvements and/or inventions.

         7.       Expenses.

                  (a) Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel, and similar items. Employer will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures.

                  (b) Employer will furnish Employee with a suitable late model automobile for Employee's full time use and benefit and will pay all maintenance and insurance premiums.

                  (c) Employer agrees to promptly reimburse Employee, through payments to Employee's attorney at O'Connor & Cavanagh, Tucson, Arizona, the amount of $11,546.46 consisting of counsel fees and repayments to the prior employer of Employee.

         8.       Vacation.

                  Employee shall be entitled each year to a vacation of up to four (4) weeks, during which time his compensation shall be paid in full. Employee shall use his best efforts, however, not to schedule any such vacations at a time when either the Chief Executive Officer of Employer is also on vacation or is otherwise out of the office. Furthermore, Employee shall not, without the consent of Employer, schedule a vacation of more than two (2) weeks in any three (3) month period.

         9.       Confidential Information.

                  a) Employee acknowledges and agrees that all confidential information, trade secrets, names of customers, suppliers, financial, accounting or administrative information, business procedures or other information or knowledge which is made known to Employee during the course of his employment by Employer or Osage is confidential and the property of the Employer;

                  b) Employee agrees that during the term of his employment by Employer, and at all times thereafter forever, except in the ordinary course of fulfilling Employee's assigned duties and obligations, Employee shall not, without the prior express, written consent of the Employer, publish, disclose or make known to anyone, or make any use of or authorize, assist, or enable anyone else to publish or disclose or make use of, any confidential information or Employer property, including, but not limited to, trade secrets, names of customers, suppliers, financial, accounting or administrative information, business procedures or any other information or knowledge which becomes known to Employee as the result of or during his employment by the Employer.

         10.      Other Termination Provisions.

                  Notwithstanding anything herein contained to the contrary, Employer may terminate this Agreement upon thirty (30) days' written notice to Employee upon the happening of any of the following events:

                  a) the sale by Employer of substantially all of its assets;

                  b) a bona fide decision by Employer to terminate its business and liquidate its assets; or

                  c) the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

         11.      Life and Disability Insurance.

                  During the Initial Term or any Extended Term, Employer shall insure the life of Employee for such amount as the parties shall mutually agree upon. The amount of such insurance shall be One Million Dollars ($1,000,000). The premiums on such insurance shall be the obligation of Employer, which shall be the owner of said policy. Upon Employee's death, one-half (1/2) of the face value ($500,000) shall be paid to Employer, and the other one-half ($500,000) to the Employee's designated beneficiary.

         12.      Indemnification.

                  In the event that Employee shall personally guarantee any loan(s) of Employer, Employer may not terminate this Agreement until said loan(s) has been paid in full or Employee is released from any personal liability pursuant to said guarantee(s), and notwithstanding anything herein to the contrary, Employer does hereby indemnify and agree to hold Employee harmless from and against all losses, claims and expenses which Employee may sustain by reason of any guarantee(s) executed by Employee for the benefit of Employer, including reasonable attorneys' fees in defending against same.

         13. Negative Covenant. Provided Employee has remained employed by Employer for a consecutive period of three (3) years from the date hereof, then, and in that event, for a period of one (1) year following termination of this Agreement either due to expiration of the Term, or for any other reason identified in Paragraph 5(c) hereof, Employee will not, on his own behalf or as partner, officer, director, employee, consultant, or stockholder (holding more than ten percent (10%) of the issued and outstanding stock of any firm or company) of any other business, either directly or indirectly, solicit any "active customers" of Employer, or any affiliates or subsidiaries of Employer (for the purposes of this Paragraph 13, defined in the aggregate as the "Company"), or perform any work, services, or labor for or on behalf of any firm or company engaged in any business competitive with or similar to the business of the Company in any state or foreign country where the Company does business. Accordingly, the Company is granted the right by Employee to apply to any court of competent jurisdiction for one or more temporary or permanent injunctions enjoining Employee, his agents and employees, from violating the provisions of this Agreement and/or from continuing to breach such provisions. The negative covenant imposed, shall not be effective for any purpose whatsoever if Employee is terminated without cause. If Employee voluntarily terminates his employment at any time during the Term of this Agreement, then, and in that event, Employee will not on his own behalf or as a partner, officer, director, employee, consultant, or stockholder (holding more than 10% of the issued and outstanding stock of any firm or company) of any business, either directly or indirectly, solicit "active customers" of the Company for a period of one year following the date of such voluntary termination of employment. For the purposes of this paragraph 13, the term "active customer" shall mean any current customers of the Company, or any customers of the Company within the twelve preceding months.

         14.      Commercially Reasonable Terms.

                  This employment agreement requires Employer to secure insurance coverage for Employee relative to: (i) Health (paragraph 4); (ii) Automobile (paragraph 7(b)); (iii) Life (paragraph 11(a)); and (iv) Disability (paragraph 11(b)). Notwithstanding anything to the contrary contained herein, Employer's obligation shall only extend to the securing of insurance coverage on commercially reasonable terms covering levels of risks that are determined to be "standard" within the industry. Should Employer be unable to secure the agreed upon coverage on these terms, Employer's only obligation is to notify Employee of its inability to do so and provide Employee with an opportunity to identify satisfactory coverage on such terms; or if Employee is unable to identify appropriate coverage, Employer's responsibility under this employment agreement will be to permit Employee to secure his own insurance coverage and to reimburse him that amount that is determined to be commercially reasonable covering standard levels of risk.

         15.      Registration of Shares.

                  Employee has been advised that the Employer intends to use its best efforts to file a registration statement with the Securities and Exchange Commission during 1998, the purpose of which is to register the resale of certain shares of its common stock, including the Employment Shares and the shares underlying the Employment Options (even though these shares may remain subject to vesting conditions). Employee also recognizes that as a part of such registration process, he will be requested to execute a lock-up letter restricting his ability to sell the shares, notwithstanding any such registration event. Employer agrees that if for any reason Employee's employment is terminated (for other than those reasons identified within paragraph 5(c) of this Agreement) prior to the expiration of any lock-up period restricting the resale of the Employment Shares or Employment Options (or shares of common stock issuable upon exercise of such options) then, and in that event, Employer agrees to waive and release Employee from any and all such restrictions upon resale other than those to which he is subject under federal and state securities laws.

         16.      Miscellaneous.

                  a) Entire Agreement. This Agreement embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed or altered in any respect except in writing signed by both parties to this Agreement.

                  b) Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective next of kin, legatees, administrators, executors, legal representatives, successors and permitted assigns.

                  c) Attorneys Fees. In the event either party is required to obtain the services of any attorney to enforce the provisions of this Agreement, the prevailing party shall be entitled to its reasonable costs and attorney's fees including expert witness fees, and costs of investigation.

                  d) Illegal Contract. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such provision, nor the validity of any other provision of this Agreement shall in any way be affected thereby.

                  e) Waiver. A waiver of any breach of this Agreement, or of any of the terms or conditions by either party thereto, shall not be deemed a waiver of any repetition of such breach or in any way affect any other terms or conditions hereof. No waiver shall be valid or binding unless it shall be in writing signed by the parties.

                  f) Binding Effect. This Agreement, when executed by one duly authorized officer of the corporation, shall bind the corporation and its successors and assigns.

                  g) Successors and Assigns. Unless otherwise provided for, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns, but in no event shall any party be relieved of its obligations hereunder without the express written consent of each other party.

                  h) Governing Law. This Agreement shall be governed by, the laws of the State of Arizona. Each party hereby expressly and irrevocably consents to the jurisdiction of the Arizona courts, and any action hereunder may be commenced and tried only in a court of competent jurisdiction located in Maricopa County, Arizona.

                  i) Time. Time is of the essence of this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

                  j) Notices. Any notice to any party under this Agreement shall be in writing, shall be effective on the earlier of (i) the date when received by such party, or (ii) the date which is three (3) days after mailing (postage prepaid) by certified or registered mail, return receipt requested, to the address of such party set forth as follows:

                  To:      EMPLOYER

                           President
                           Pacific Rim Entertainment, Inc.
                           1661 E. Camelback Road, Suite 245
                           Phoenix AZ 85016

                  With a copy to:

                           Burton M. Bentley, Esq.
                           7878 N. 16th Street, Suite #110
                           Phoenix, Arizona  85020

                  To:      EMPLOYEE

                           Michael Glynn
                           6451 North Via Del Emigrado
                           Tucson, Arizona  85750

                  k) Additional Acts and Documents. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

                  l) Directors and Officers Insurance. Employer agrees to use its best efforts to secure, as promptly as possible, an insurance policy covering the acts of the directors and officers, on whatever terms as are deemed commercially reasonable.

                  m) Northwestern University Graduate School of Management. The Company shall pay the full amount of tuition, plus all related travel, lodging and meal expenses, plus such time off from work as may be reasonably required by Northwestern University, for Employee to complete the Northwestern University Graduate School Management Program. Employee may enroll in the program beginning no sooner than September, 1998, and not later than the semester which begins in or about September, 2000. Notwithstanding the foregoing, in the event Employee voluntarily terminates his employment with Employer or is terminated for cause pursuant to paragraph 5(c) of this Agreement, Employer shall have no further obligation under this paragraph.

                  n) Resignation as Director. In the event Employee either voluntarily terminates his employment hereunder, or is terminated by Employer pursuant to paragraph 5(c) hereunder, then, in either of those events, Employee shall be deemed to have offered his resignation as a member of the Board of Directors of Employer without any further notification to or from Employee, and without any formal letter of resignation beyond his signature at the end of this Agreement which shall provide such notification.

         IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

                                    EMPLOYER:

                                                 PACIFIC RIM ENTERTAINMENT, INC.


                                             By: _______________________________
                                             Its: President

                                    EMPLOYEE:


                                              ----------------------------------
                                             Michael Glynn